Exhibit 5.1

October 20, 2025

Co-Diagnostics, Inc.

2401 S. Foothill Drive, Suite D

Salt Lake City, Utah 84109

Re:	Registration Statement on Form S-3 (File No. 333-270628)

We have acted as counsel to Co-Diagnostics, Inc., a Utah corporation (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a Prospectus Supplement (the “Prospectus Supplement”), dated October 20, 2025, to the Prospectus, dated April 6, 2023, included in the Registration Statement on Form S-3 (File No. 333-270628) filed by the Company with the Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale by the Company of up to $4,086,645 of shares of the Company’s common stock, par value $0.001 per share (the “Shares”), pursuant to that certain Equity Distribution Agreement, dated October 20, 2025 (the “Offering Agreement”), between the Company and Maxim Group LLC.

We have examined such documents and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to our opinions, we have relied upon certificates or comparable documents of officers and other representatives of the Company and of public officials.

Based on the foregoing, we are of the opinion that:

The Shares, when issued and delivered against payment of the consideration therefor specified in the Offering Agreement, will be validly issued, fully paid, and non-assessable.

Our opinions expressed above are limited to the laws of the State of Utah.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed by the Company with the Commission, which Current Report on Form 8-K will be incorporated by reference into the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dorsey & Whitney LLP

DFM/DPL